UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 16, 2012

POWERVERDE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-27866	88-0271109
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 S. Dixie Highway Suite 4-B
Coral Gables, FL 33146
 (Address of principal executive offices) (Zip Code)

(305) 666-0024
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “PowerVerde,” the “Company,” “us,” “our” or “we” are to PowerVerde, Inc.

Item 1.01               Entry into a Material Definitive Agreement.

On October 16, 2012, in order to enhance the Company’s ability to raise capital and limit dilution of its stockholders, as well as to satisfy the Company’s obligations to Arizona Research and Development (“ARD”) for past services and to George Konrad under the agreement between Mr. Konrad and the Company dates April 7, 2011 as amended August 19, 2012 (the “Initial Agreement”) and the employment agreement between Mr. Konrad and the Company dated April 7, 2011( the “Employment Agreement”), we entered into an agreement (the “Agreement”) with Mr. Konrad and ARD, pursuant to which Mr. Konrad agreed to surrender to our treasury 3,000,000 shares of our common stock owned by him in exchange for payment of $530,000.  Of this amount, $130,000 was paid to ARD and $300,000 was paid to Mr. Konrad upon execution of the Agreement, and we agreed to pay $100,000 to Mr. Konrad in six consecutive monthly installments of $16,666.67 each due on the 16th day of each month beginning November 16, 2012.  In the event any part of the $100,000 balance remains unpaid six months after the date of the Agreement, Mr. Konrad has an option to convert some or all of the unpaid balance into shares of the Company’s common stock at a price of .0667 per share, subject to appropriate adjustment for any future stick splits, stock dividends, etc.  The execution of the Agreement terminated both the Initial Agreement and the Employment Agreement, and neither party has any further obligations or liabilities under those agreements.

A Copy of the Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

Item 5.02	Departure of Directors or Certain Officers. Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Pursuant to the Agreement, Mr. Konrad resigned from his positions as President and Director of the Company.  He was not replaced in either position.

Item 9.01               Financial Statements, Pro Forma Financial Information and Exhibits

(c)           Exhibits

Exhibit No.	Exhibit Description

10.1	Agreement dated October 16, 2012, among the Company, George Konrad, and Arizona Research and Development Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERVERDE, INC.

Dated: October 22, 2012	By:	/s/ Richard H. Davis
Richard H. Davis
Chief Executive Officer